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                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Registration Statement on Form N-1A of our report dated February 9, 2001, relating to the financial statements and financial highlights which appears in the December 31, 2000 Annual Report to Shareholders of EQ Advisors Trust, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Other Services - Independent Accountants" in such Registration Statement.



PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York
March 26, 2001